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                                                                 EXHIBIT 1(b)
                   COMMON SECURITIES PURCHASE AGREEMENT

          THIS COMMON SECURITIES PURCHASE AGREEMENT ("Agreement"), dated as of __________, _____, is by and between OLD KENT CAPITAL TRUST [II, III, or IV], a Delaware statutory business trust (the "Trust"), and OLD KENT FINANCIAL CORPORATION, a Michigan corporation with its principal office in Grand Rapids, Michigan (the "Company").

          WHEREAS, the Company, the Trust, and ________________, as representative[s] of the several underwriters named therein, have entered into an Underwriting Agreement dated as of __________, _____ (the "Underwriting Agreement"), relating to the purchase and sale of the Trust's [____%] [Floating Rate] Subordinated Capital Income Securities, Series [II, III or IV], liquidation amount $_____ per security (the "Capital Securities" and together with the Guarantee (as defined in the Underwriting Agreement), the "Securities"); and

          WHEREAS, in connection with the purchase and sale of the Securities, the Company, as sponsor of the Trust, desires to purchase from the Trust, and the Trust desires to sell to the Company, [____%] [Floating Rate] Common Securities, liquidation amount $1,000.00 per security (the "Common Securities"), of the Trust.

          NOW, THEREFORE, the parties hereto agree, intending to be legally bound, as follows:

     1. PURCHASE AND SALE. In reliance upon the representations and warranties herein set forth, the Company and the Trust agree that the Trust will sell to the Company, and the Company will purchase from the Trust, _________ Common Securities at an aggregate purchase price of $_________.

     2. DELIVERY AND PAYMENT. Delivery of and payment for the Common Securities shall be made at 9:30 a.m. New York City time on the Closing Date (as defined in the Underwriting Agreement), or at such other date and time as may be agreed upon by the parties hereto. Delivery of the Common Securities shall be made to the Company against payment by the Company of the purchase price thereof to or upon the order of the Trust by wire transfer of immediately available funds or such other manner of payment as may be agreed upon by the parties hereto.

     3.   REPRESENTATIONS AND WARRANTIES.

          (a) The Trust represents and warrants that the Common Securities have been duly and validly authorized and, when executed and authenticated against payment therefor in accordance with the provisions of the Amended and Restated Declaration of Trust of the Trust dated as of __________, ____ (the "Declaration of Trust"), will be validly issued, fully paid, and nonassessable.


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          (b)  The Company represents and warrants that the Common
     Securities are being acquired for investment and not with a view to distribution or resale and, by its acceptance of the Common Securities, agrees to be bound by the provisions of the Declaration of Trust.

     4. GOVERNING LAW. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE INTERNAL LAWS OF THE STATE OF NEW YORK APPLICABLE TO AGREEMENTS MADE AND TO BE PERFORMED IN SUCH STATE.

          The parties hereto have caused this Agreement to be duly executed by their respective officers as of the date first written above.


                                   OLD KENT CAPITAL TRUST [II, III or IV]


                                   By _____________________________________
                                      Name:
                                      Title:    Regular Trustee


                                   OLD KENT FINANCIAL CORPORATION


                                   By _____________________________________
                                      Name:
                                      Title:




















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